Tidal ETF Trust 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 216 and No. 217, to the Registration Statement on Form N-1A of Tidal ETF Trust and to the use of our report dated January 29, 2024 on the financial statements and financial highlights of Sound Enhanced Fixed Income ETF and Sound Equity Dividend Income ETF, each a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 27, 2024